EXHIBIT 5

June 23, 2004

Board of Directors

Hungarian Telephone and Cable Corp.

1201 Third Avenue, Suite 3400

Seattle, WA 98101-3034

Gentlemen:

I am the General Counsel of Hungarian Telephone and Cable Corp. (the “Company”) and have been involved in the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-3 under the Securities Act of 1933, as amended, (the “Registration Statement”) registering the resale from time to time of up to 1,828,572 shares (the “Shares”) of the Company’s common stock, par value $.001 per share (the “Common Stock”), by certain stockholders of the Company.

In this connection, I have reviewed originals or copies, certified or otherwise identified to my satisfaction, of the Company’s Certificate of Incorporation, Bylaws, resolutions of its Board of Directors and Committees of its Board of Directors, and such other documents, agreements and corporate records as I deemed appropriate for the purpose of giving this opinion. In such examination, I have assumed the genuineness of all signatures, the legal capacities of natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as conformed or photostatic copies.

Based upon the foregoing, subject to the assumptions stated and relying on statements of fact contained in the documents that I have examined, I am of the opinion that the Shares of Common Stock have been duly authorized, and that they are validly issued, fully paid and non-assessable shares of Common Stock of the Company.

I hereby consent to the filing of this Opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement and to the use of my name in the Registration Statement as the legal counsel who has passed upon the legality of the Shares.

Sincerely,

/s/ PETER T. NOONE
PETER T. NOONE
General Counsel